Scholastic Reports Fiscal 2011 Third Quarter Results and Provides Updated Guidance for Year

NEW YORK, March 24, 2011 /PRNewswire/ -- Scholastic Corporation (Nasdaq: SCHL), the global children's publishing, education and media company, today reported results for the fiscal 2011 third quarter ended February 28, 2011.

(Logo: http://photos.prnewswire.com/prnh/20100914/SIRLOGO )

Revenue for the third quarter was $393.7 million compared to $398.8 million a year ago. The Company reported a loss per share from continuing operations of $0.81 versus a loss of $0.12 in the prior year period, which results included one-time expenses of $0.13 and $0.08 per share, respectively. The greater loss in the current period primarily reflected lower sales of higher margin educational technology relative to a year ago, when the Company benefited significantly from the federal stimulus program, as well as increased investment in digital initiatives. The consolidated loss per share was $0.81 in the quarter compared to a loss of $0.15 a year ago. The third quarter is Scholastic's second smallest revenue quarter, when it usually generates a net loss.

"Last quarter, Scholastic moved ahead with key growth opportunities in ecommerce, ebooks and educational technology, as we prepare for the spring release of the next generation of READ 180®, our market-leading reading intervention program, and next year's launch of the Scholastic children's ebookstore. Company-wide revenue held solid, but continued pressure on school funding and our decision to accelerate spending on digital initiatives in Children's Books lowered third quarter profits and our fourth quarter outlook," commented Richard Robinson, Chairman, President and Chief Executive Officer. "In the Children's Book segment, multiple bestsellers drove higher revenue in Trade but, while order volumes increased, Club sales declined as teachers made greater use of discounts and promotions online. State and local budget issues also caused school districts to reduce spending, including of federal stimulus funds, lowering results in the Education segment. Although sales of educational technology and services were below last year, they still reflect a strong increase compared to the third quarter of fiscal 2009, before stimulus funds were initially disbursed."

Mr. Robinson continued, "Due to the challenging environment for teachers and schools, as well as our decision to increase full-year spending from $20 million to $30 million on expanded functionality for our ebook and ecommerce initiatives, we have revised our full year earnings and revenue guidance. However we are maintaining our outlook for free cash flow, based on a strong balance sheet and tight working capital management. We remain optimistic about Scholastic's long-term opportunities for profitable growth, as we build upon our unique positions in children's books and education by expanding our offerings of digital products and services."

Based on year-to-date results and the fourth quarter outlook, Scholastic now expects fiscal 2011 revenue of approximately $1.9 billion and earnings per diluted share from continuing operations of $1.25 to $1.40, before the impact of one-time items. The Company is maintaining its outlook for free cash flow of $90 million to $100 million.

Third Quarter Results

Children's Book Publishing and Distribution. Segment revenue in the third quarter was $193.0 million, slightly above $192.1 million in the prior year period. Trade Publishing revenue increased robustly due to strong sales of Harry Potterand The Hunger Games series. In School Book Clubs, revenue declined approximately 6% compared to a year ago, primarily reflecting lower revenue per order. Revenue from School Book Fairs declined slightly, as adverse winter weather resulted in fair cancellations, most of which have been rescheduled for the spring. Segment operating loss was $9.2 million in the quarter compared to a profit of $6.9 million a year ago, primarily reflecting increased spending on digital initiatives of approximately $10 million, a one-time bad debt expense of $3.5 million ($0.07 per share) related to Borders' February bankruptcy filing, as well as the lower results in Clubs.

Educational Publishing. Segment revenue in the quarter was $81.3 million compared to $88.0 million in the prior year period. This primarily reflects lower sales in Scholastic Education, the segment's technology and services division, compared to a year ago, when there was significant benefit from federal stimulus funding. In addition, sales in Scholastic's classroom and library group also declined. Segment operating loss was $2.7 million compared to operating income of $8.3 million a year ago, primarily as a result of lower technology product sales, partially offset by an increase in lower margin service sales.

International. Segment revenue in the third quarter was $95.1 million, up from $88.7 million in the prior year period. Foreign exchange positively impacted revenue by $5.2 million in the period. In local currency, higher sales were primarily driven by growth in Australia. Segment operating loss was $1.4 million, compared to a loss of $0.2 million a year ago. Excluding one-time U.K. restructuring charges of $1.8 million and $2.4 million ($0.06 and $0.06 per share) in the current and prior year periods, respectively, the year-over-year change primarily reflects lower foreign rights income.

Media, Licensing and Advertising. Segment revenue in the quarter was $24.3 million compared to $30.0 million in the prior year period, and segment operating loss increased to $5.7 million from a loss of $1.5 million a year ago. The lower results reflect decreased sales of toys and interactive products, as well as the timing of advertising revenue.

Other Financial Results. Corporate overhead declined to $12.9 million from $14.0 million in the prior year period, reflecting continued expense control. Free cash flow (as defined) in the third quarter was $49.2 million compared to $72.9 million in the prior year period, as a result of lower net income in the period. Cash and cash equivalents was $90.7 million compared to $238.9 million a year earlier, primarily reflecting cash used to repurchase 5.2 million shares of the Company's common stock at $30.00 per share, partially offset by strong free cash flow over the past 12 months. The Company had total debt of $220.1 million at the end of the third quarter, down from $265.3 million last year. Net debt (as defined) was $129.4 million compared to $26.4 million a year ago.

Year-to-Date Results

For the first nine months of fiscal 2011, revenue was $1,360.3 million compared to $1,374.5 million in the prior year period. Earnings per diluted share from continuing operations in the same period were $0.50 compared to $0.75 a year ago, including one-time, mostly non-cash charges of $0.15 and $0.83, respectively. Including continuing and discontinued operations, the Company reported consolidated earnings per diluted share in the first nine months of $0.42 compared to $0.73 a year ago.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, March 24, 2011. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, investor.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio only replay of the call will be available toll-free at (800) 642-1687 or, for international calls, at +1 (706) 645-9291 and by entering access code 48077525. The recording will be available through Friday, May 6, 2011.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	02/28/11	02/28/10	02/28/11	02/28/10

Revenues	$393.7	$398.8	$1,360.3	$1,374.5

Operating costs and expenses:
Cost of goods sold (1)	200.2	195.2	644.1	627.1
Selling, general and administrative expenses (1)	204.2	187.0	610.2	584.4
Bad debt expense	6.7	2.9	12.6	9.4
Depreciation and amortization	14.5	14.2	43.4	43.7
Impairment charges (2)	-	-	-	40.1
Total operating costs and expenses	425.6	399.3	1,310.3	1,304.7

Operating (loss) income	(31.9)	(0.5)	50.0	69.8

Other (loss) income (3)	-	-	(0.4)	0.9
Interest expense, net	3.9	4.0	11.7	12.2
Loss on investments (4)	-	1.5	-	1.5

(Loss) earnings from continuing operations before income taxes	(35.8)	(6.0)	37.9	57.0

(Benefit) provision for income taxes	(10.5)	(1.7)	20.5	29.1

(Loss) earnings from continuing operations	(25.3)	(4.3)	17.4	27.9

Earnings (loss) from discontinued operations, net of tax (5)	0.2	(1.3)	(2.8)	(1.0)

Net (loss) income	($25.1)	($5.6)	$14.6	$26.9

Basic and diluted (loss) earnings per Share of Class A and Common Stock: (6)
Basic:
(Loss) earnings from continuing operations	(0.81)	(0.12)	0.51	0.76
Earnings (loss) from discontinued operations, net of tax	0.00	(0.03)	(0.08)	(0.02)
Net (loss) income	(0.81)	(0.15)	0.43	0.74

Diluted:
(Loss) earnings from continuing operations	(0.81)	(0.12)	0.50	0.75
Earnings (loss) from discontinued operations, net of tax	0.00	(0.03)	(0.08)	(0.02)
Net (loss) income	(0.81)	(0.15)	0.42	0.73

Basic weighted average shares outstanding	30.9	36.6	33.8	36.5
Diluted weighted average shares outstanding	31.6	37.0	34.3	36.8

(1)

Cost of goods sold includes a net reclassification of certain costs totaling $2.5 and $6.1 from Selling, general and administrative expenses for the three and nine months ended February 28, 2010, respectively.

(2)

In the nine months ended February 28, 2010, the Company recorded $36.3 in impairment charges related to the Company's decision to consolidate supplemental non-fiction and library publishing activities into the Children's Book segment. In addition, the Company recorded $3.8 in impairment charges related to assets received in connection with the dissolution of a joint venture in the United Kingdom.

(3)

Other loss of $0.4 for the nine months ended February 28, 2011 is for acquisition costs related to an asset purchase in the second quarter.  Other income of $0.9 for the nine months ended February 28, 2010 related to gains on the repurchase of 5% Notes on the open market.

(4)	In the three and nine months ended February 28, 2010, the Company recorded losses on an investment in a U.S. based internet company of $1.5.

(5)

The Company has closed or sold several operations during fiscal years 2008, 2009 and 2010, and presently holds for sale another operation.  All of these businesses are classified as discontinued operations in the Company’s financial statements.

(6)	Earnings per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED				NINE MONTHS ENDED
	2/28/2011 (1)	2/28/2010 (1)	Change		2/28/2011 (1)	2/28/2010 (1)	Change

Children's Book Publishing & Distribution
Revenue
Book Clubs	$74.3	$79.1	($4.8)	(6%)	$223.0	$225.7	($2.7)	(1%)
Trade	43.5	36.0	7.5	21%	150.9	135.2	15.7	12%
Book Fairs	75.2	77.0	(1.8)	(2%)	279.3	276.2	3.1	1%
Total revenue	193.0	192.1	0.9	0%	653.2	637.1	16.1	3%
Operating (loss) income	(9.2)	6.9	(16.1)	*	36.5	67.2	(30.7)	(46%)
Operating margin	*	3.6%			5.6%	10.5%

Educational Publishing
Revenue	81.3	88.0	(6.7)	(8%)	301.5	359.3	(57.8)	(16%)
Operating (loss) income	(2.7)	8.3	(11.0)	*	36.8	45.5	(8.7)	(19%)
Operating margin	*	9.4%			12.2%	12.7%

International
Revenue	95.1	88.7	6.4	7%	322.9	295.2	27.7	9%
Operating (loss) income	(1.4)	(0.2)	(1.2)	*	21.7	12.7	9.0	71%
Operating margin	*	*			6.7%	4.3%

Media, Licensing and Advertising
Revenue	24.3	30.0	(5.7)	(19%)	82.7	82.9	(0.2)	(0%)
Operating loss	(5.7)	(1.5)	(4.2)	*	(3.9)	(2.6)	(1.3)	(50%)
Operating margin	*	*			*	*

Overhead expense	12.9	14.0	1.1	8%	41.1	53.0	11.9	22%

Operating (loss) income from continuing operations	($31.9)	($0.5)	($31.4)	*	$50.0	$69.8	($19.8)	(28%)

(1)	Results for the three and nine month periods ended February 28, 2011 and February 28, 2010 reflect continuing operations and exclude discontinued operations.

*	Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		02/28/11	02/28/10

Continuing Operations
	Cash and cash equivalents	$90.7	$238.9
	Accounts receivable, net	193.6	185.7
	Inventories, net	375.8	374.6
	Accounts payable	163.0	126.1
	Accrued royalties	62.2	60.6
	Lines of credit, short-term debt and current portion of long-term debt	49.5	52.2
	Long-term debt, excluding current portion	170.6	213.1
	Total debt	220.1	265.3
	Total capital lease obligations	55.2	56.3
	Net debt (1)	129.4	26.4

Discontinued Operations (2)
	Total assets of discontinued operations	9.2	16.3
	Total liabilities of discontinued operations	0.6	1.6

Total stockholders' equity		701.5	825.0

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		NINE MONTHS ENDED
		02/28/11	02/28/10	02/28/11	02/28/10

	Net cash provided by operating activities	$71.4	$95.1	$154.9	$200.9
	Less: Additions to property, plant and equipment	7.2	11.2	31.4	28.4
	Pre-publication and production costs	15.0	11.0	38.4	33.1

	Free cash flow (3) (4)	$49.2	$72.9	$85.1	$139.4

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2)

During the first quarter of fiscal 2011, the Company determined that the Danbury Facility previously reported in Discontinued Operations was no longer "held for sale".  Accordingly, the assets, liabilities and results of operations of the Danbury Facility are included in Continuing Operations for all periods presented.

(3)

Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(4)	Free cash flow includes discontinued operations for the three and nine months ended February 28, 2011 and February 28, 2010.

CONTACT: Scholastic Corporation, Investors: Jeffrey Mathews, +1-212-343-6741, Media: Kyle Good, +1-212-343-4563